Exhibit 10.1

EQUITY INTEREST PURCHASE AGREEMENT

by and among

ANGELL ENERGY, LLC, as Buyer

And

TWIN CITIES POWER HOLDINGS, LLC, as Seller

June 1, 2015

TABLE OF CONTENTS

ARTICLE I PURCHASE PRICE		1
1.1	Definitions	1
1.2	Purchase and Sale	1
1.3	General Procedure	1
1.4	Time and Place	1
1.5	Purchase Price	2
1.6	Payment of Closing Purchase Price	2
1.7	Purchase Price Adjustment: Deposits	2
1.8	Purchase Price Adjustments: Receivables and Payables	2
1.9	Purchase Price and Other Adjustments: Miscellaneous	3
ARTICLE II REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES		3
2.1	Organization and Standing	4
2.2	Authorization	4
2.3	No Breaches, Etc.	4
2.4	Governmental Entities; Consents	4
2.5	Capitalization	5
2.6	No Subsidiaries	6
2.7	Financial Statements	6
2.8	Absence of Certain Changes	6
2.9	Absence of Undisclosed Liabilities	6
2.10	Contracts	7
2.11	Title to Assets; Sufficiency of Assets; Real Property	7
2.12	Intellectual Property	8
2.13	Insurance	9
2.14	Lawsuits, Proceedings, Etc.	9
2.15	Compliance with Laws; Permits	10
2.16	Employee Benefit Matters	11
2.17	Employment Matters	12
2.18	Taxes	12
2.19	Environmental Matters	13
2.20	Brokerage	13
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ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		14
3.1	Organization and Standing	14
3.2	Authorization	14
3.3	No Breaches, Etc.	14
3.4	Brokerage	14
ARTICLE IV COVENANTS AND UNDERSTANDINGS		14
4.1	Cash at Closing	14
4.2	Employees	15
4.3	Trading Business Risks; Business Operations	15
4.4	Assumption of Contingencies	15
ARTICLE V CLOSING		15
5.1	Specific Items to be Delivered at the Closing	15
ARTICLE VI INDEMNIFICATION		16
6.1	General	16
6.2	Limitations on Indemnification	17
6.3	Exclusive Remedy	19
ARTICLE VII MISCELLANEOUS		20
7.1	Governing Law	20
7.2	Consent to Jurisdiction and Service of Process	20
7.3	Notices	20
7.4	Entire Agreement; Amendment; Counterparts	21
7.5	Headings; Severability	21
7.6	No Strict Construction; Informed Parties	21
7.7	Expenses; Taxes; Further Assurances	22
7.8	Third Party Beneficiaries	22
7.9	Assignment	22
7.10	Time is of the Essence	22
7.11	Interpretation	22
7.12	Company Disclosure Schedule	23
7.13	Publicity; Confidentiality	23

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EQUITY INTEREST PURCHASE AGREEMENT

This Equity Interest Purchase Agreement (this “Agreement”) is made and entered into as of June 1, 2015, by and between Angell Energy, LLC, a Texas limited liability company (“Buyer”), and Twin Cities Power Holdings, LLC, a Minnesota limited liability company (“Seller”). Buyer and Seller are collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

A. Seller owns 100% of the outstanding equity (the “Equity Interests”) of Twin Cities Power, LLC, a Minnesota limited liability company (“TCP”);

B. TCP owns 100% of the outstanding equity of Summit Energy, LLC, a Minnesota limited liability company (“Summit”). Summit is sometimes referred to herein as the “TCP Subsidiary” and TCP and Summit are collectively referred to herein as the “Companies”; and

C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller the Equity Interests on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of the Parties set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE PRICE

1.1 Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Schedule 1.1.

1.2 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign, and deliver (or cause to be delivered) to Buyer the Equity Interests, and Buyer shall purchase, acquire and accept delivery of the Equity Interests from Seller.

1.3 General Procedure. At the Closing, each Party shall deliver to the other Party such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this Agreement (including the documents identified in Section 6.1), and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the other Party.

1.4 Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Stinson Leonard Street LLP, 150 South Fifth Street, Minneapolis, Minnesota, on the date hereof, or at such other time and place as the Parties mutually agree in writing (including executing the Closing remotely via PDF or facsimile). Such date is herein referred to as the “Closing Date.”

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1.5 Purchase Price. The purchase price (the “Purchase Price”) for the Equity Interests will be Twenty Million Seven Hundred Forty Thousand Seven Hundred and Four Dollars ($20,740,704), subject to adjustment as set forth below.

1.6 Payment of Closing Purchase Price. Subject to the terms and conditions herein, the Closing Purchase Price will be paid on the Closing Date by delivery by Buyer to Seller of (a) $500,000 in cash and (b) a promissory note in the principal amount of $20,240,704 in the form attached hereto as Exhibit A (the “Note”). The Note shall (a) provide for interest at an annual rate of 6%, payable quarterly; (b) an amortization schedule as set forth in the Note; and (c) a maturity date of May 31, 2018. The Note will be guaranteed by the Companies and Michael Angell, personally.

1.7 Purchase Price Adjustment: Deposits. The Purchase Price represents the sum of Fifteen Million Dollars and the amount of cash on deposit in the TCP and Summit trading accounts, which is approximately Five Million Seven Hundred Forty Thousand Seven Hundred and Four Dollars ($5,740,704). To the extent the actual deposits on the Closing Date are more or less than $5,740,704, the Purchase Price and the Note shall be appropriately adjusted prior to execution and delivery thereof.

1.8 Purchase Price Adjustments: Receivables and Payables.

(a) All receivables recognized by the Companies with respect to pre-Closing Date transactions (the “Pre-Closing Receivables”) shall remain the property of Seller. In the event any of the Companies receives payment of Post-Closing Receivables, they shall promptly forward such payments to Seller. All payables incurred by the Companies with respect to pre-Closing Date transactions (the “Pre-Closing Payables”) shall remain the obligation of Seller. In the event any of the Companies pays a Pre-Closing Payable, they shall promptly notify Seller and Seller shall promptly reimburse the Companies for such payment.

(b) On the 60th day following the Closing Date, Seller shall provide Buyer will a statement of all Pre-Closing Payables and Pre-Closing Receivables and whether any payments or reimbursements remain unpaid. The Parties shall promptly settle any such unpaid amounts. In the event of any disagreement as to such amounts, the matter shall be referred to a mutually acceptable, nationally recognized accounting firm that does not have a relationship with Seller or Buyer. The determination by such accounting firm shall be final and binding on both Parties. The fees and expenses of such accounting firm shall be allocated between the Parties by such accounting firm in inverse proportion to the extent a party prevails on the resolution of the disagreement. By way of example, if Seller contests a $100,000 amount, and the accounting firm determines that the actual amount should be $20,000, Buyer shall be allocated 80% of the accounting firm’s fees and expenses.

(c) The payments set forth above are designed to ensure that financial transactions entered into prior to the Closing Date (trades, accounts payable, and accounts receivable) but that do not settle until after the Closing Date are for the benefit of Seller and expenses incurred prior to the Closing Date but not due until after the Closing Date are not a burden on Buyer. In the event there are Pre-Closing Payables or Pre-Closing Receivables that are not paid or collected, respectively, before such 60th day, the Parties shall, from time to time as necessary, repeat the process set forth in subsection (b) above.

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1.9 Purchase Price and Other Adjustments: Miscellaneous.

(a) Immediately following the Closing Date, Seller shall provide COBRA coverage to each of TCP’s and Summit’s employees until Buyer sets up its own employee benefit plans. Buyer shall reimburse Seller for such costs as part of the Adjustment Procedure.

(b) In order to provide adequate time for Buyer to set up its own bank accounts, Seller shall permit Buyer to access and utilize its current bank account(s). As part of the Adjustment Procedure, Buyer shall bear any costs or expenses related to such account(s). Any pre-Closing Date cash in such account(s) belongs to Seller.

(c) Bonuses for the employees Buyer acquires as part of the acquisition described herein shall be paid on the dates set forth in each employee’s agreement, but shall be pro-rated based on the amount of bonus owed prior to and subsequent to the Closing Date. Any amounts owed by Seller shall be included in the Adjustment Procedure or, if bonus payment dates are later than sixty (60) days after the Closing Date, a subsequent Adjustment Procedure.

(d) Seller will be closing its deposit account with ERCOT as of the Closing Date, but may not receive the amounts deposited therein until some time after the Closing Date. Similarly, there may be cash in MISO account(s) (other than that in the trading account deposits being transferred to Buyer) that will be refunded subsequent to the Closing Date. Seller believes that such amounts total approximately $705,000. All such amounts belong to Seller and, if any of the Companies receives any such amounts, it shall promptly deliver the same to Seller.

(e) TCP is due an FTR trading credit from MISO which is expected in April 2016. Any such amounts belong to Seller and, if Buyer receives any such amounts, shall promptly deliver the same to Seller.

ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

As a material inducement to Buyer to enter into this Agreement and with the understanding that Buyer will be relying on Seller’s representations and warranties in consummating the transactions contemplated under this Agreement, Seller hereby represents and warrants to Buyer that, except as otherwise specifically set forth in the disclosure schedule attached to this Agreement as Exhibit C (the “Company Disclosure Schedule”) corresponding to the relevant section of this ARTICLE II:

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2.1 Organization and Standing.

(a) Each Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, operate or lease the properties owned, operated or leased by it, to carry on its business as it is currently conducted and is presently proposed to be conducted, and to enter into and perform its commitments under this Agreement.

(b) Each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(c) Seller has delivered to Buyer complete and correct copies of each Company’s articles of incorporation, articles of organization, bylaws, operating agreement, member control agreement, partnership agreement, and any such similar organizational documents, as applicable, including all amendments thereto, each as may be amended from time to time (the “Company Organizational Documents”).

2.2 Authorization. The execution, delivery and performance of this has been authorized by all necessary and proper action of Seller, and no other proceedings on the part of any Company are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents. This Agreement have been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

2.3 No Breaches, Etc.. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of, (b) constitute a default under, (c) result in a violation of, (d) result in the creation of a right of termination or right of acceleration under, or (e) result in the creation of any mortgage, lien, claim, charge, lease, security interest, pledge, title retention agreement, hypothecation, preference, restriction or other encumbrance of any kind or nature (each a “Lien”) upon any assets of the Companies under the provisions of (x) any material Contract by which any Company is bound or the Business is affected, including any Major Contract, (y) the Company Organizational Documents or (z) any foreign, federal, state, or local law, statute, rule, ordinance, regulation, order, judgment or decree (each a “Law”) or Permit to which any Company or the Business is subject.

2.4 Governmental Entities; Consents. No (a) filing or registration with, (b) notification to, (c) Permit, authorization, consent, or exemption of, or (d) other action by, any Governmental Entity or any other Person is required to be obtained, made or given by any Company in connection with or following the execution, delivery and performance of this Agreement and the Transaction Documents or the transactions contemplated hereby and thereby, other than those consents, approvals, waivers, notifications, or other filings set forth in Section 2.4 of the Company Disclosure Schedule.

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2.5 Capitalization.

(a) The Equity Interests are all of the issued and outstanding equity interests of TCP. All of the Equity Interests (i) are fully paid and nonassessable, (ii) have been duly authorized and validly issued, (iii) have not been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person, and (iv) are free and clear of all Liens. TCP owns all of the issued and outstanding equity interests of the TCP Subsidiary, all of which (i) are fully paid and nonassessable, (ii) have been duly authorized and validly issued, (iii) have not been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person, and (iv) are free and clear of all Liens.

(b) Other than the Equity Interests, there are no outstanding authorized or issued (i) membership interests, partnership interests, equity securities or securities containing any equity features, (ii) options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests of any Company or obligating Sellers or any Company to issue or sell any membership interest of, or any other interest in, that Company, (iii) phantom equity rights, equity appreciation rights, restricted equity awards, or other membership interests, partnership interests, or equity-based awards or rights relating to or valued by reference to the equity securities of any Company, (iv) other binding commitments of any kind for the issuance of additional membership interests, partnership interests, or options, warrants or other securities of any Company, (v) outstanding contractual obligations (contingent or otherwise) of any Company to repurchase, redeem or otherwise acquire any membership interests, partnership interests, or other equity interests in any Company, to make any payments based on the market price or value of membership interests, partnership interests, or other equity interests of any Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity or (vi) other equity interests of any Company.

(c) There are no registration rights agreements, equityholder agreements, voting trusts or other agreements or understandings to which a Company or Seller is a party or by which it or any of them is bound relating to the voting or disposition of any membership interests, partnership interests, or other securities or interests of any Company.

(d) No Company has registered any securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and no Company is required to register, and no Company has registered, any securities under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

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2.6 No Subsidiaries. Except for the TCP Subsidiary, no Company (a) owns, directly or indirectly, or has any interest in any shares of capital stock or other equity rights, or securities or interests convertible into or exchangeable for capital stock or equity rights, or has an ownership interest in any other Person, and (b) is a party to any partnership or joint venture agreement.

2.7 Financial Statements.

(a) The unaudited financial statements of the Companies as of and for the years ended December 31, 2014 and 2013 and the 3-month period ended March 31, 2015, in the form set forth in Section 2.7(a) of the Company Disclosure Schedule (collectively, the “Financial Statements”), were (i) prepared in accordance with GAAP, consistent with past practice (except that the financial statements for such 3-month period do not contain notes and are subject to normal year-end adjustments and accruals, none of which is material, individually or in the aggregate), and (ii) present fairly, in all material respects, the combined financial condition and results of operations of the Companies as of the dates and for the periods indicated.

(b) Section 2.7(b) of the Company Disclosure Schedule sets forth a list of bank accounts and safe deposit boxes of the Companies. Such list shall set forth a full and complete list of all bank accounts and safe deposit boxes of the Companies, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.

2.8 Absence of Certain Changes. Since December 31, 2014 (other than in connection with this Agreement), each Company has conducted its business only in the ordinary course, consistent with past practice (and, for the avoidance of doubt, no Company has changed its working capital practices or its policies, practices, and procedures with respect to the establishment of reserves, accrual of expenses, prepayment of expenses, payment of trade accounts payable, and deferral of revenue), and has used commercially reasonable efforts to maintain and to preserve intact its present business organization, to conduct its operations in compliance with applicable Laws, to maintain its Permits that are required for it to carry on its Business, to preserve its assets and properties in good repair and condition, to retain the services of its employees. Since December 31, 2014, and other than in the ordinary course of business, there has not been, with respect to any Company any state of facts, event, circumstance, development, change or effect that, individually or in the aggregate: (a) would delay, prevent, limit or impair the Companies from being able to perform their respective obligations under and in accordance with the terms of this Agreement, or (b) has had or would reasonably be expected to have a Material Adverse Effect.

2.9 Absence of Undisclosed Liabilities. No Company has any Liabilities (including Liabilities as a guarantor or otherwise with respect to the obligations of others), except for (a) Liabilities which are reflected or reserved in the Financial Statements, and (b) Liabilities disclosed in Section 2.9 of the Company Disclosure Schedule, except for Liabilities incurred in the ordinary course of business in an amount not to exceed $25,000, individually or in the aggregate.

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2.10 Contracts.

(a) Copies of all material contracts (each, a “Major Contract”), as set forth in Section 2.10(a) of the Company Disclosure Schedule, have been delivered to and reviewed by Buyer. No Major Contract requires the consent of the counterparty to the transactions contemplated by this Agreement.

(b) With respect to each Major Contract: (i) such Major Contract is legal, valid and binding, in full force and effect and enforceable in accordance with its terms against the Company party thereto and, to the Knowledge of Seller, against each other party thereto, and such Major Contract will continue to be so legal, valid, binding, in full force and effect and enforceable on identical terms upon the consummation of the transactions contemplated in this Agreement, (ii) no Company is and, to the Knowledge of Seller, no other party thereto is in material breach of or default under such Major Contract and no party thereto has given to any other party thereto notice alleging that such a breach or default occurred, (iii) no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Major Contract or of any material right or Liability thereunder, (4) no Company has waived any material right under such Major Contract, and (5) no party to such Major Contract has terminated, modified, accelerated or canceled such Major Contract or any material right or Liability thereunder or communicated such party’s desire or intent to do so.

2.11 Title to Assets; Sufficiency of Assets; Real Property.

(a) The Companies have good and valid title to, or a valid leasehold interest in, all tangible personal property and other assets necessary for the conduct of the Business (including those reflected in the Financial Statements). All such properties and assets (including leasehold interests) are:

(i) free and clear of Liens except for the following (collectively referred to as “Permitted Liens”): (A) liens for Taxes not yet due and payable; (B) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; or (C) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(ii) in good condition and are adequate and suitable for the purposes for which they are currently being, and intended to be, used;

(iii) free from defects (patent and latent), except for immaterial defects which do not adversely affect the use and operation in the ordinary course of business, and

(iv) have been maintained and operated in accordance with applicable Law and normal industry practices.

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(b) All of the land, buildings, structures, and other improvements used by the Companies in the conduct of the Business are included in the Leased Real Property. Except for the Company Leases, there is no lease, sublease, or occupancy agreement in effect with respect to any Leased Real Property. No Leased Real Property has suffered any material damage by fire or other casualty that has not been repaired and restored in all material respects.

(c) No Company has received notice of (i) violations of building codes or zoning ordinances or other Laws affecting the Leased Real Property, (ii) existing, pending, or threatened condemnation or eminent domain Proceedings affecting the Leased Real Property, or (iii) existing, pending, or threatened zoning, building code, or other moratorium Proceedings or similar matters that would reasonably be expected to adversely affect the ability to operate the Leased Real Property. The Leased Real Property is sufficient for the ongoing operation of the Business after Closing.

2.12 Intellectual Property.

(a) Section 2.12(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list of all patents, patent applications, patentable inventions, trade secrets or other confidential information or know-how, trademarks, service marks, trade dress, trade names, logos, corporate names, copyright registrations and unregistered trademarks, and pending applications for registration and internet domain name registrations, uniform resource locators and social media accounts owned by the Companies, as well as a correct and complete list of all Software owned, licensed or otherwise used by the Companies (“Intellectual Property”). Section 2.12(a)(ii) of the Company Disclosure Schedule is a correct and complete listing and description of all Contracts pursuant to which Intellectual Property held by the Companies is licensed to any other Person.

(b) The Companies own or, to the extent required to use any Intellectual Property in the Business as currently conducted, has a valid and sufficient license to use such Intellectual Property. The Companies have the right to use the Intellectual Property free and clear of any Liens (other than Permitted Liens).

(c) To the Knowledge of the Seller, the Intellectual Property as licensed or used, and the conduct of the Business, have not and do not infringe, violate or misappropriate the intellectual property of any Person. There is no and has not been any claim pending or threatened in writing against any Company within the last four years alleging any such infringement, violation or misappropriation. To the Knowledge of the Seller, no Person is infringing, violating or misappropriating any Intellectual Property.

(d) As of the Closing, all Intellectual Property that is owned by the Companies and registered will be recorded in the name of the applicable Company and (i) such Company’s rights in all such Intellectual Property are valid, subsisting, and enforceable and (ii) such Company has taken all reasonable steps to maintain such Intellectual Property, including the payment of any fees. There are no Proceedings (including any oppositions, interferences, or reexaminations) settled, pending, or threatened, challenging the validity, enforceability, registrability, or ownership of any Intellectual Property that is owned by a Company and no Company is subject to any outstanding or prospective order by a Governmental Entity (including any motion or petition therefor) that does or would restrict or impair the use of any such Intellectual Property.

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(e) Each Company has taken commercially reasonable actions to protect the confidentiality, integrity and security of all customer and supplier lists, trade secrets, know-how and confidential information stored or contained in the Intellectual Property. No Company has breached any confidentiality or nondisclosure agreement to which it is subject.

(f) All Software, databases, systems and information technology equipment used or held for use in connection with the operation of the Business are the “IT Assets.” The IT Assets are in good working condition to perform all information technology operations in the Business. The IT Assets have not materially malfunctioned or failed within the past three years and to the Knowledge of the Sellers do not contain any viruses, “viral” open source software (software which could require external distribution of Company-owned Software), bugs, faults or other devices or effects that materially adversely affect the functionality, availability, ownership or security of the IT Assets.

2.13 Insurance. Section 2.13 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all insurance policies maintained by the Companies or with respect to which any Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”), and all pending outstanding claims against such Insurance Policies. As of the Closing, all Insurance Policies will be held in the name of, the appropriate Company. The Companies have made available to Buyer complete and correct copies of all the Insurance Policies, together with all riders and amendments thereto. The Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid and each Company is otherwise in compliance in all material respects with the terms of the Insurance Policies to which it is a party. All of the Insurance Policies are in amounts and have coverages that are reasonable and customary for Persons engaged in businesses similar to that engaged in by the Companies. Since January 1, 2012, (a) no claim has been pending under any Insurance Policy as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights and (b) the Companies have timely presented each claim for which coverage was available under an Insurance Policy to the applicable insurer. No Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any Insurance Policy.

2.14 Lawsuits, Proceedings, Etc.. There are no actions, claims, suits, proceedings, mediations, orders, union grievances, arbitrations, administrative charges, employee disputes or investigations (“Proceedings”) pending, threatened or reasonably expected to arise against or affecting any Company, the Business, or any Company’s assets at law or in equity, or before or by any Governmental Entity. There are no actions pending or threatened seeking to enjoin or restrain any of the transactions contemplated by the Transaction Documents.

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2.15 Compliance with Laws; Permits.

(a) Each Company is, and has for the last five years been, in compliance in all material respects with all applicable Laws. The outstanding equity interests of the Companies were offered, sold, issued or delivered in compliance with applicable federal and state securities Laws (including pursuant to valid exceptions to any such securities Laws). Each Company has in place compliance programs reasonably designed to cause such Company and their respective employees and agents to be in compliance with all applicable Laws and has made copies of such compliance program policies available to Buyer.

(b) All material foreign, federal, state, and local approvals, permits, registrations, franchises, certificates, licenses (including licenses to sell, solicit, and negotiate insurance) and other similar requirements of Governmental Entities (collectively, “Permits”) required (i) for the Companies to conduct the Business as currently being conducted, or (ii) for the lawful ownership of its respective properties and assets, are in the possession of the applicable Company, are in full force and effect and are being complied with in all respects. A true, correct and complete list of all Permits held by the Companies (designating the holder and expiration date of each) is set forth in Section 2.15(b) of the Company Disclosure Schedule. No Company is relying on any exemption from or deferral of any Law or Permit that would not be available to such Company after the Closing Date and consummation of the transactions contemplated by this Agreement. All applications required to have been filed for the renewal of any Permits have been duly filed on a timely basis with the appropriate Governmental Entities. No event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would reasonably be expected to constitute, a default or violation under any of the Companies’ Permits or would permit revocation or termination of, or limitation or restrictions upon, any of those Permits or would give rise to a fine or other Liability against any Company. No suspension, revocation or cancellation of any Permit is pending or threatened (nor has any Company received any notice to such effect).

(c) No Company, and no director, officer, employee, or, to the Knowledge of Seller, agent, or other Person acting for or on behalf of a Company has (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties, or campaigns or violated any provision of applicable United States and non-United States anti-bribery Laws and measures, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(d) No Company, nor any of its Affiliates, executive officers, or directors (i) appears on the Specially Designated Nationals and Blocked Persons List of the U.S. Office of Foreign Asset Control (“OFAC”) or on any other similar list maintained by OFAC pursuant to any authorized statute, executive order, or regulation; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (1) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (2) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (3) the United States Trading with the Enemy Act of 1977, as amended; (4) the United States International Emergency Powers Act of 1977, as amended; or (5) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted or charged with a felony related to money laundering; or (iv) is under investigation by any Governmental Entity for money laundering.

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2.16 Employee Benefit Matters.

(a) Section 2.16(a) of the Company Disclosure Schedule contains a true and correct list of every plan, fund, Contract, program and arrangement (formal or informal, whether written or not and whether by employment or other individual agreement or not) that any Company currently sponsors, maintains or contributes to, or is required to contribute to, for the benefit of present or former employees, including, without limitation, those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness, accident or other welfare benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, equity bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax-qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, option, equity appreciation right, phantom equity or equity benefits, (iv) salary continuation, paid time off, supplemental unemployment, current or deferred compensation (other than current salary or wages paid in the form of cash), termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), or (v) fringe or other material benefits (each such plan, fund, Contract, program, and arrangement required to be set forth in Section 2.16(a) of the Company Disclosure Schedule, collectively, the “Employee Plans”). All compensation, including wages, commissions, bonuses, and benefits, payable to all Employees for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Estimated Balance Sheet).

(b) No Employee Plan is a plan subject to Title IV of ERISA or Section 412 of the Code.

(c) No Company has made or committed to make any material increase in contributions or benefits under any Employee Plan that would become effective either on or after the Closing Date.

(d) No Employee Plan is currently under audit or examination by any Governmental Entity.

(e) Neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby will (i) result in any payment (including severance, termination, change in control payments, unemployment compensation, golden parachute, forgiveness of Indebtedness or otherwise) becoming due to Employees of a Company from such Company under any employment agreements or Employee Plan or otherwise; (ii) increase any benefits otherwise payable under any employment agreement or Employee Plan or otherwise; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

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2.17 Employment Matters.

(a) Section 2.17(a) of the Company Disclosure Schedule sets forth a true, correct and complete listing of all the employees of the Companies as of the Closing Date (the “Company Employees”), including their respective names, employing Company, job titles or functions and their base compensation, including salaries or wages plus any applicable incentive compensation plans, enrollment in any Employee Plan, primary work location and the current status (as to leave or disability pay status, leave eligibility status, full-time or part-time, exempt or nonexempt, temporary or permanent status) of each such Company Employee to the extent permitted by applicable Law.

(b) Except as provided in Section 2.17(b) of the Company Disclosure Schedule, no Company is a party to any collective bargaining agreement or other agreement with any labor union or organization representing any Company Employees, and no organizational effort is presently being made or threatened by, or on behalf of, any labor union or other organization representing or seeking to represent any Company Employees.

(c) Each Company is in material compliance with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, worker classification, equal opportunity, occupational safety and health, collective bargaining and the payment of social security and other Taxes. No workers’ compensation claim, charge or investigation is pending or threatened against any Company and each Company has paid or accrued all current assessments under applicable workers’ compensation Laws. Each Company has made all required payments to the appropriate Governmental Entity with respect to applicable unemployment compensation reserve accounts.

(d) Each Company has provided Buyer copies of all of its written employment policies presently in effect.

(e) Each Company has in its files a Form I-9 that is validly and properly completed in accordance with applicable Law for each Company Employee with respect to whom such form is required under applicable Law. No Company has received notice or other communication from any Governmental Entity regarding any unresolved violation or alleged violation of any applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States.

2.18 Taxes.

(a) Each Company has: (i) timely filed all returns, declarations, reports, estimates, information returns, and statements (“Returns”) required to be filed or sent by it in respect of any Taxes and all such Returns are true, correct, and complete in all material respects, (ii) timely and properly paid all Taxes due and payable, whether or not shown on such Returns, and (iii) timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor, member, or other third party.

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(b) There are no Liens (other than Permitted Liens) for Taxes upon any assets of the Companies.

(c) No material deficiency for any Taxes has been proposed, asserted or assessed in writing or otherwise against any Company that has not been resolved and paid in full. No waiver, extension or comparable consent by any Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending Tax audit or other administrative or court proceeding with regard to any Taxes or Returns of any Company, nor has there been any written notice to any Company by any taxing authority regarding any such audit or other proceeding, nor is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns of any Company.

(d) No claim has ever been made by a taxing authority in a jurisdiction where a Company does not file Returns that it is or may be subject to taxation by that jurisdiction.

2.19 Environmental Matters.

(a) Each Company is, and has been, in compliance in all material respects with all applicable Laws relating to pollution, contamination, hazardous materials and protection of the environment (collectively, “Environmental Laws”). No Company has received notice of, and no Company is the subject of, any actions, demands, or notices by any Person, nor has any such action been threatened, (i) alleging Liability under or noncompliance with any Environmental Law or (ii) relating to the presence or alleged presence of Hazardous Materials in, under or upon the Leased Real Property or any offsite disposal facility or location.

(b) To the Knowledge of Seller, no Hazardous Materials or underground storage tanks are present at, in, on or under any of the Leased Real Property.

(c) To the Knowledge of Seller, no Company has Liability under any Environmental Law nor is it responsible for any material Liability of any other Person under any Environmental Law.

2.20 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Company.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

3.1 Organization and Standing. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and organization and has all requisite power and authority to enter into and perform its commitments under this Agreement.

3.2 Authorization. The execution, delivery and performance of this Agreement and by Buyer has been authorized by all necessary and proper action of Buyer, and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, or will be, duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

3.3 No Breaches, Etc.. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in any breach of, (b) constitute a default under, or (c) result in a violation of, any of the provisions of the certificate of formation or limited liability company agreement of Buyer or any Law to which Buyer is subject.

3.4 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

ARTICLE IV
COVENANTS AND UNDERSTANDINGS

4.1 Employees. (a) Buyer covenants and agrees that it will retain the employment of all of the employees listed on Schedule 2.17(a) (the “Retained Employees”) by assuming their respective employment agreements and, to induce them to remain in Buyer’s employ, it will amend such agreements to not require greater than a three-month non-compete from each of them. Brent Henze will continue as an employee of Apollo Energy Services, LLC (“Apollo”) but will enter into an independent contractor agreement with TCP to serve as a trader trainee.

(b) Seller shall terminate all its existing health and employee benefit plans for the Designated Employees as of the Closing Date.

(c) As soon as practicable following the Closing Date, Buyer shall provide health care coverage for the Designated Employees and shall waive all pre-existing condition waiting periods and without the application of any eligibility waiting period. In addition, Buyer shall credit all payments made during 2015 toward out-of-pocket and deductible obligation limits for 2015 under Buyer’s plans. Buyer

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(d) As soon as practicable following the Closing Date, Buyer shall offer a tax-qualified 401(k) plan for the Designated Employees, which plan shall permit rollover contributions at each Designated Employee’s option.

4.2 Trading Business Risks; Business Operations. Buyer understands and acknowledges that it is purchasing an energy trading business and that the financial results of energy trading can vary substantially, even from day to day. Buyer has familiarized itself with the business and the risks. Buyer understands that it will need to maintain substantial capital deposits with the trading exchanges; that it will be responsible for compliance with the rules of such exchanges as well as the U.S. Federal Energy Regulatory Commission the Commodity Futures Trading Commission, and other regulatory agencies; that it will be required to supervise its traders; and that it will be responsible for the activities of its traders;

4.3 Assumption of Contingencies. Buyer understands and acknowledges that TCP and Summit may be subject to PJM BOR charges, retroactive to September 2014 and that, at this time, the amount of such charges, if any, cannot be determined. Buyer also understands and acknowledges that TCP could become jointly and severally liable with certain Seller subsidiaries pursuant to that certain Stipulation and Consent Agreement among the FERC, TCP, Twin Cities Energy, LLC and Twin Cities Power-Canada, Ltd., a copy of which has been provided to Buyer. In addition, Buyer understands and acknowledges that TCP could incur obligations pursuant to the line loss case and the Canadian litigation described in Section 2.14 of the Disclosure Schedules.

4.4 Domain Name. The only domain name being transferred to Buyer is tcptrading.net.

ARTICLE V
CLOSING

5.1 Specific Items to be Delivered at the Closing. The Parties shall deliver the following items at or prior to the Closing:

(a) To be delivered by Buyer. Buyer shall deliver to Seller at or prior to the Closing:

(i) The Note;

(ii) An Administrative Services Agreement, in the form of Exhibit D hereto, duly executed by Buyer;

(iii) A Software License Agreement, in the form of Exhibit E hereto, duly executed by Buyer; and

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(iv) A Security and Guarantee Agreement, granting Seller a security interest in the assets of the Companies, in the form of Exhibit F hereto, duly executed by Buyer.

(b) To be delivered by the Companies and Sellers. The Companies and Sellers shall deliver to Buyer at or prior to the Closing:

(i) all certificates representing the Equity Interests;

(ii) duly executed documents of transfer and assignment sufficient to transfer record title and full beneficial ownership of the Equity Interests, free and clear of all Liens, endorsed in blank;

(iii) a copy of each of (A) the text of the resolutions adopted by the board of governors or other similar governing body and members or partners (as applicable) of each Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of all of the transactions contemplated hereby and thereby and (B) the Company Organizational Documents, along with a certificate, dated as of the Closing Date, executed on behalf of each Company by that Company’s secretary certifying to Buyer (X) that such copies are true, correct and complete copies of such resolutions and documents, respectively, and (Y) that such resolutions and documents were duly adopted and have not been amended or rescinded;

(iv) the Administrative Services Agreement, duly executed by the Sellers;

(v) the Software License Agreement, duly executed by Apollo Services, LLC, an affiliate of Seller; and

(vi) the Security and Guarantee Agreement, duly executed by Seller.

ARTICLE VI
INDEMNIFICATION

6.1 General.

(a) Indemnification of Buyer for Companies Breach. Subject to the limitations set forth in Section 6.2, Seller agrees to indemnify Buyer, its directors, employees, agents, representatives, members, successors, and assigns (collectively, the “Buyer Indemnified Parties”) with respect to, and hold the Buyer Indemnified Parties harmless from, any claim, loss, Liability, deficiency, damage, amount paid in settlement, cost or expense (including, but not limited to, reasonable legal fees) (collectively, “Damages”), whether or not actually incurred or paid prior to the expiration of the indemnification obligations, which the Buyer Indemnified Parties may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon the material inaccuracy or breach of any representation or warranty made by the Companies in this Agreement

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(b) Indemnification of Seller for Buyer Breach. Subject to the limitations set forth in Section 6.2, Buyer agrees to indemnify and defend Seller with respect to, and hold Seller harmless from, any Damages, whether or not actually incurred or paid prior to the expiration of the indemnification obligations, which Seller may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon (i) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or in any other Transaction Document or in any closing certificate, or (ii) the failure of Buyer to comply with any covenants or other commitments made by Buyer in this Agreement.

6.2 Limitations on Indemnification.

(a) Survival. The representations and warranties of the Parties shall survive the Closing for a period of twelve months after the Closing Date, except that (i) the representations and warranties contained in Sections 2.1 (Organization and Standing), 2.2 (Authorization), 2.5 (Capitalization), 2.6 (No Subsidiaries), 2.22 (Brokerage), and the representations and warranties contained in Sections 3.1 (Organization and Standing), 3.2 (Authorization) and 3.4 (Brokerage) (collectively, the “Fundamental Representations”), shall survive the Closing indefinitely or until the latest date permitted by Law.

(b) Threshold on Obligations. No Party will have any obligation under Section 6.1(a) or 6.1(b), unless and until the aggregate amount of Damages for which the Sellers or Buyer, as applicable, is obligated thereunder exceeds $50,000 (the “Threshold”), provided, however, that if such aggregate amount of Damages exceeds the Threshold, then the Seller or Buyer, as applicable, will be obligated for all of such Damages (including those equal to or less than the Threshold), subject to the other terms of this ARTICLE VI.

(c) Cap on Obligations.

The respective liability of Seller under Section 6.1(a) or Buyer under Section 6.1(b), in the aggregate, will not exceed an amount equal to $1,500,000 (the “Cap”), subject to the other terms of this ARTICLE

(d) Certain Treatment of Fundamental Representations. Notwithstanding the foregoing terms of this Section, Section 6.2(c) will not limit any liability with respect to any Fundamental Representation, except that neither Seller’s nor Buyer’s respective obligations, as applicable, in the aggregate, will exceed an amount equal to the Purchase Price.

(e) Calculation of Damages; Mitigation of Damages; Insurance.

(i) A Party claiming indemnification will be bound by its common law duty to mitigate its Damages.

(ii) No Party shall be liable for an otherwise indemnifiable Party’s Damages if such Damages are covered by insurance, to the extent insurance proceeds are actually received by such Party (net of deductibles, increases in insurance premiums, and costs incurred by such Party to enforce payment from the insurer). Such Party shall use commercially reasonable efforts to obtain insurance proceeds when coverage is available.

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An Indemnified Party seeking indemnification of any Damages or potential Damages arising from a claim asserted by a third party (a “Third Party Claim”) must give written notice to the Indemnifying Party promptly after the Indemnified Party’s receipt of an assertion of Liability from the third party, provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Agreement unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

(f) The Indemnifying Party may, at its option by providing written notice to the Indemnified Party, control the defense of any Third Party Claim for which indemnification is sought. If (i) the Indemnifying Party does not assume such defense, or notifies the Indemnified Party within 30 days after the date notice is provided pursuant to Section 6.2(e) that the Indemnifying Party does not assume such defense, (ii) having assumed such defense but failed to actively and diligently contest such Third Party Claim in good faith with legal counsel reasonably acceptable to the Indemnified Party, then the Indemnified Party shall have the right, but not the obligation (upon delivering notice to such effect to the Indemnifying Party) to retain separate counsel of its choosing, defend such Third Party Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Party); it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. In the event that the Indemnifying Party desires to defend the Indemnified Party against a Third Party Claim, (i) the Indemnifying Party shall use its commercially reasonable efforts to defend diligently such Third Party Claim, and (ii) the Indemnified Party, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, but with such actions not being determinative of the amount of any Damages. In all cases, the party without the right to control the defense of the Third Party Claim may retain counsel of its choice at its own expense, and may participate in the defense of such Third Party Claim. Notwithstanding the foregoing sentence, if the Indemnifying Party assumes control of such defense and (i) the employment of counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such Third Party Claim, (ii) the Indemnifying Party shall not have employed, or is prohibited under this Section 6.2 from employing, counsel in the defense of such Third Party Claim, or (iii) the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, then the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith will be considered Damages for purposes of this Agreement; provided, that in no event will the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties.

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(g) Notwithstanding Section 6.2(f) above, if, with respect to a Third Party Claim: (i) such Third Party Claim seeks an injunction or other equitable remedies in respect of the Indemnified Party or its business; (ii) such Third Party Claim is reasonably likely to result in Liabilities that, taken with other then existing claims under this ARTICLE VII, would not be fully indemnified hereunder; (iii) the Indemnified Party has been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim; (iv) such Third Party Claim seeks a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (v) such Third Party Claim relates to any ongoing business of the Indemnified Party (which, in the case of Buyer, shall include the Companies), then, in each such case, (x) the Indemnified Party alone shall be entitled, but not obligated, to contest, defend, compromise and settle such Third Party Claim in the first instance, with counsel of its choosing, at the expense of the Indemnifying Party; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim, and (y) if the Indemnified Party does not contest, defend, compromise or settle such Third Party Claim, the Indemnifying Party shall then have the right to contest and defend such Third Party Claim (provided that the Indemnifying Party shall only compromise or settle such Third Party Claim in accordance with subsection (e) below).

(h) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(i) Notwithstanding anything in this Section 6.2 to the contrary, neither the Indemnifying Party nor the Indemnified Party may, without the written consent of the other party, which consent shall not be unreasonably withheld or delayed, settle or compromise any Third Party Claim for which indemnification is sought, or permit a default judgment, or consent to entry of any judgment. If a settlement offer solely for money damages is made by the applicable third-party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnified Party, the Indemnified Party may decline to accept the settlement offer and may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate Damages with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay under this Agreement will be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept plus the Damages of the Indemnified Party relating to such Third Party Claim through the date of its rejection of the settlement offer, or (ii) the aggregate Damages of the Indemnified Party with respect to such Third Party Claim.

6.3 Exclusive Remedy. This ARTICLE VI shall be the exclusive remedy for any and all claims arising under, out of, or related to this Agreement.

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ARTICLE VII
MISCELLANEOUS

7.1 Governing Law. This Agreement shall in all respects be governed by, and enforced and interpreted in accordance with, the laws of the State of Minnesota, except with respect to its rules relating to conflicts of laws.

7.2 Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN THE DISTRICT COURT OF THE STATE OF MINNESOTA OR ANY FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF MINNESOTA SITTING IN MINNEAPOLIS, MINNESOTA. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (II) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 8.5; AND (III) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (II) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES HERETO IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR SUBSIDIARIES, AFFILIATES, OWNERS AND SUCCESSORS TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.3 Notices. All notices, consents, requests, demands, instructions or other communications provided for herein shall be in writing and shall be deemed validly given, made and served (a) when delivered personally, (b) three Business Days after being sent by certified or registered mail, postage prepaid, (c) the next Business Day after being sent by reputable overnight delivery service, (d) when receipt is electronically confirmed if sent by facsimile transmission, or (e) the same Business Day as transmitted via electronic mail address or number set out below if sent during the normal business hours of the recipient (or the next succeeding Business Day if not sent on a Business Day or if sent after the normal business hours of the recipient). Notice shall be addressed at the following addresses (or such other address for a Party as shall be specified by notice given hereunder):

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If to Buyer, to:

Angell Energy, LLC

5613 Ridgepass Lane
McKinney, TX 75071-6221

Email: michaelc.angell@gmail.com

If to the Seller:

Twin Cities Power Holdings, LLC

16233 Kenyon Avenue

Lakeville, MN 55044

tkrieger@twincitiespower.com

With a copy to (which shall not constitute receipt of notice hereunder):

Stinson Leonard Street LLP
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
Facsimile No.: (612) 335-1657
Email: mark.weitz@stinsonleonard.com
Attention: Mark Weitz

7.4 Entire Agreement; Amendment; Counterparts. This Agreement, the Company Disclosure Schedule, and the schedules and exhibits delivered pursuant to this Agreement evidence the entire agreement between Seller and Buyer relating to the purchase and sale of the Equity Interests and supersede in all respects any and all prior oral or written agreements or understandings. This Agreement may be amended or modified only by written instrument signed by the Party against which such amendment is sought to be enforced. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement. For purposes of this Agreement, facsimile signatures and electronically delivered signatures shall be deemed originals.

7.5 Headings; Severability. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference. Each and every provision of this Agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other provisions of this Agreement will nevertheless remain in full force and effect, and such provision automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by applicable Law, but as close to the Parties’ original intent as is permissible.

7.6 No Strict Construction; Informed Parties. This Agreement has been negotiated among, and agreed to be, informed and knowledgeable Parties, at arm’s-length and represented by legal counsel. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

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7.7 Expenses; Taxes; Further Assurances. Except to the extent otherwise provided in this Agreement, each Party shall pay for its own legal, accounting, financial advice and other similar expenses incurred in connection with the transactions contemplated by this Agreement. Any sales, transfer, use or excise Taxes payable in connection with these transactions shall be paid by Sellers. Sellers agree that, on and after the Closing Date, they shall take all appropriate action and execute any instruments of conveyance, assignment or transfer or other documents of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

7.8 Third Party Beneficiaries. Except as expressly provided in ARTICLE VII, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the Parties.

7.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any Party may be assigned (including by operation of Law or if there is a change of control of such Party, including by merger, consolidation, or sale of all or substantially all of its equity interests) by any Party without the other Parties’ prior written consent, except that Buyer may assign this Agreement and its rights and obligations hereunder to any of its Affiliates. Any purported assignment in contravention of this Section 7.11 shall be void.

7.10 Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.11 Interpretation. In this Agreement:

(a) words used in the singular number shall extend to and include the plural, and all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders;

(b) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(c) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(d) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(e) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(f) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

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(g) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(h) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all” and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(i) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(j) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(k) all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(l) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(m) a document or other item will be considered to have been delivered or made available to Buyer if posted to the online “data site” maintained by Stinson Leonard Street LLP at least two Business Days prior to the date hereof; and

(n) “ordinary course of business” and similar phrases means the ordinary course of business of such Person, consistent with that Person’s past practice.

7.12 Company Disclosure Schedule. Any item, information or facts set forth in any section or subsection of the Company Disclosure Schedule (by cross-reference or otherwise) will be deemed to disclose an exception to or qualify the related representation and warranty and any other representation and warranty contained in ARTICLE II if it is reasonably apparent and understood by a reasonable person (and without the need to examine any underlying or incorporated document) that the disclosure modifies those other representations and warranties. The disclosure of any matter or item in the Company Disclosure Schedule will not be deemed to constitute an acknowledgement that any such matter or item is material or is required to be disclosed. Capitalized terms used in the Company Disclosure Schedule and not otherwise defined in the Company Disclosure Schedule have the meanings ascribed to them in this Agreement.

7.13 Publicity; Confidentiality.

(a) Except for announcements approved by Buyer and Seller or required by law, there shall be no public announcements relating to the execution of this Agreement or to the sale and purchase of the Equity Interests (including the Purchase Price). If Buyer and Seller agree to issue a press release immediately after Closing, then the text of that press release will be subject to the review and consent of Buyer and Seller, which consent will not be unreasonably withheld.

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(b) Each Party shall hold, and shall use its commercially reasonable efforts to cause its Affiliates, and their respective officers, directors, employees and agents to hold, in strict confidence from any Person, unless (i) compelled to disclose by judicial or administrative process or by other requirements of Law or (ii) disclosed in a Proceeding brought by a Party to this Agreement in pursuit of its rights or in the exercise of its remedies hereby, all documents and information concerning the other Party or any of its Affiliates furnished to it by any other Party or such other Party’s officers, directors and agents in connection with this Agreement, or the transactions contemplated hereby or thereby, except to the extent that such documents or information can be shown to have been (1) previously known by the Party receiving such documents or information, (2) in the public domain (either prior to or after the furnishing of such documents or information hereby) through no fault of such receiving Party or (3) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party to this Agreement to keep such documents and information confidential; provided, however, that following the Closing, the foregoing restrictions shall not apply to Buyer’s or any of its Affiliates’ use of documents and information concerning the Companies or the Business furnished by or on behalf of Seller. After the Closing, Seller shall hold, and shall use their commercially reasonable efforts to cause their Affiliates to hold, in strict confidence from any Person all information regarding the Companies and the Business that is not now in (and does not become part of, through no fault of Sellers or their Affiliates) the public domain.

(Remainder of Page Intentionally Left Blank; Signature Page Follows.)

IN WITNESS WHEREOF, Sellers, the Companies, the Sellers’ Representative, and Buyer have executed this Agreement by their respective duly authorized representatives as of the date set forth in the first paragraph.

BUYER:

ANGELL ENERGY, LLC

By: /s/ Michael C. Angell
Name: Mike Angell
Its: CEO

SELLER:

TWIN CITIES POWER HOLDINGS, LLC
By: _/s/ Timothy S. Krieger
Name: Tim Krieger
Its: CEO

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LIST OF EXHIBITS

Exhibit A	Form of Promissory Note

Exhibit B	[Reserved]

Exhibit C	Company Disclosure Schedules

Exhibit D	Form of Administrative Services Agreement

Exhibit E	Form of Software License

Exhibit F	Form of Security and Guarantee Agreement

LIST OF SCHEDULES

Schedule 1.1	Defined Terms

Schedule 1.1

DEFINED TERMS

(a) “Affiliate” with respect to any Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the first mentioned Person.

(b) “Agreement” is defined in the Preamble.

(c) “Buyer” is defined in the Preamble.

(d) “Buyer Indemnified Parties” is defined in Section 7.1(a).

(e) “Cap” is defined in Section 7.2(b)(i).

(f) “Closing” is defined in Section 1.4.

(g) “Closing Date” is defined in Section 1.4.

(h) “Closing Purchase Price” is defined in Section 1.5.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Companies” and “Company” are defined in the Preamble.

(k) “Company Disclosure Schedule” is defined in ARTICLE II.

(l) “Company Employees” is defined in Section 2.17.

(m) “Company Leases” is defined in Section 2.11(b).

(n) “Company Organizational Documents” is defined in Section 2.1(c).

(o) “Contract” means any contract, agreement, mortgage, lease, loan agreement, instrument, memoranda of understanding or other understanding, whether oral or written.

(p) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other equity interests or as trustee or executor, by contract or credit arrangement or otherwise.

(q) “Damages” is defined in Section 7.1(a).

(r) “Employee Plans” is defined in Section 2.16(a).

(s) “Employees” is defined in Section 2.16(a).

(t) “Environmental Laws” is defined in Section 2.19(a).

(u) “Equity Interests” is defined in Recital C.

(v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(w) “Financial Statements” is defined in Section 2.7(a).

(x) “Fundamental Representations” is defined in Section 7.2(a).

(y) “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

(z) “Governmental Entity” means any court, arbitrator or other foreign, federal, state or local governmental, regulatory or other administrative body, authority, department, commission, board, bureau, agency or instrumentality.

(aa) “Hazardous Materials” means (i) hazardous materials, hazardous substances, extremely hazardous substances, hazardous wastes, infectious wastes, acute hazardous wastes, toxic substances, contaminants or pollutants, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), and any other Environmental Laws; (ii) petroleum, including crude oil or any fraction thereof; (iii) any radioactive material, including any source, special nuclear, or by product material as defined in 42 U.S.C. § 2011 et seq.; (iv) asbestos in any form or condition; and (v) any substance that contains regulated levels of polychlorinated biphenyls.

(bb) “Indebtedness” means, with respect to the Companies (without duplication): (i) the principal value, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness, whether short term or long term, including all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments (including any shareholder or member notes), (ii) any indebtedness arising under capitalized leases, whether short term or long term, (iii) all liabilities secured by any Lien, other than Permitted Liens, on any property owned by the Companies, (iv) all Liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect any Company against fluctuations in interest rates, (v) all obligations for the deferred purchase price of, or earn-outs or similar contingent consideration with respect to, property or services (other than trade payables included in Current Liabilities on the Estimated Balance Sheet), (vi) all outstanding balances under any letters of credit, performance bonds, bankers acceptances or similar obligations (for the avoidance of doubt, not including any undrawn amounts under standby letters of credit), (vii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vi), and (viii) all indebtedness referred to in the foregoing clauses (i) through (vii) which is directly or indirectly guaranteed by any Company or that is secured by the assets or properties of the Companies.

(cc) “Indemnified Party” is defined in Section 7.4.

(dd) “Indemnifying Party” is defined in Section 7.4.

(ee) “Insurance Policies” is defined in Section 2.13.

(ff) “Intellectual Property” is defined in Section 2.12(a).

(gg) “IT Assets” is defined in Section 2.12(e).

(hh) “Knowledge of Seller” means knowledge of Seller or Timothy Krieger, after due inquiry.

(ii) Law” is defined in Section 2.3.

(jj) “Leased Real Property” is defined in Section 2.11(b).

(kk) “Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

(ll) “Lien” is defined in Section 2.3.

(mm) “Major Contract” is defined in Section 2.10(a).

(nn) “Material Adverse Effect” means any change or event that, individually or in the aggregate, (i) has had, or may reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of a Company, or (ii) would prevent or materially adversely affect the ability of a Company or Sellers to perform their obligations under this Agreement, the Transaction Documents or consummate the transactions contemplated herein and therein, other than, as to either clause (i) or (ii), any change or event resulting from, relating to or arising out of: (A) general economic conditions in any of the markets or geographical areas in which the Companies operate, (B) any change in economic conditions or the financial, credit, banking, currency or capital markets in general, (C) acts of God or other calamities, or the occurrence of any military or terrorist attack, or (D) the taking of any action by Sellers or a Company required by the terms of this Agreement or the Transaction Documents in effect prior to Closing, unless in the case of (A) and (B), where the same has a materially disproportionate effect on a Company as compared to other Persons operating in an industry in which that Company operates.

(oo) “Parties” and “Party” are defined in the Preamble.

(pp) “Permits” is defined in Section 2.15(b).

(qq) “Permitted Liens” is defined in Section 2.11(a)(i).

(rr) “Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, Governmental Entity, or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), located, incorporated, organized, formed, or existing anywhere in the world.

(ss) “Pre-Closing Payables” is defined in Section 1.8.

(tt) “Pre-Closing Receivables” is defined in Section 1.8.

(uu) “Proceedings” is defined in Section 2.14.

(vv) “Purchase Price” is defined in Section 1.5.

(ww) “Seller” is defined in the Preamble.

(xx) “Software” means computer programs or data in computerized form, whether in object code, source code or other form.

(yy) “Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, built-in gains, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, alternative minimum, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, unclaimed property, windfall profits, customs, GST, VAT, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed by any taxing authority upon Sellers, the Companies or any Affiliate.

(zz) “Third Party Claim” is defined in Section 7.5(a).

(aaa) “Threshold” is defined in Section 7.2(b).

Exhibit A

Form of Promissory Note

Exhibit B

[Reserved]

Exhibit C

Company Disclosure Schedules

Exhibit D

Form of Administrative Services Agreement

Exhibit E

Form of Software License

Exhibit F

Form of Security and Guarantee Agreement